Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Reena Cash
617-779-7892
rcash@amicas.com
AMICAS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER
ENDED MARCH 31, 2007
Positive cash flow, net income positive
Boston, MA, April 30, 2007 /PRNewswire/ — AMICAS, Inc. (Nasdaq: AMCS), a leader in radiology and medical image and information management solutions, today reported unaudited financial results for the first quarter ended March 31, 2007.
Q1 Financial Highlights
Revenue: Total revenues for the first quarter of 2007 were $12.4 million, compared to $14.0 million for the first quarter of 2006. Sequentially, from the fourth quarter of 2006, revenues increased by $1.0 million, or 9 percent.
Operating Income/Loss: Operating loss for the first quarter of 2007 was $(0.7) million, compared to an operating loss of $(1.1) million for the first quarter of 2006.
Net Income/Loss: The Company’s net income from continuing operations for the first quarter of 2007 was $0.1 million or $0.00 per share, compared to a net loss from continuing operations of $(0.3) million, or $(0.01) per share, for the first quarter of 2006.
In the first quarter of 2007, both operating loss and net income included $0.5 million of non-cash stock-based compensation expense and $0.8 million of depreciation and amortization. In the first quarter of 2006, both operating loss and net loss from continuing operations included $0.5 million of non-recurring charges, $0.5 million of non-cash stock-based compensation expense, and $0.8 million of depreciation and amortization.
Cash and Cash Flow: AMICAS ended the first quarter of 2007 with a cash, cash equivalents, and marketable debt securities balance of $72.1 million, no long-term debt, and working capital of $68.0 million. For the first quarter ended March 31, 2007, net cash provided by operations was $2.7 million. In addition, in the first quarter of 2007, AMICAS paid $2.3 million to acquire certain ownership rights to IMAGINEradiology’s practice management software.
Business Perspective
Dr. Stephen Kahane, CEO and chairman of AMICAS, said, “In Q1, we continued to have good cash flow from operations and made a significant investment in new technology related to revenue cycle management. While our market remains somewhat challenged by the Deficit Reduction Act (DRA) and other reimbursement-related pressures, we are pleased with the improved sales traction we saw this quarter as well as the market’s early response to some of our new offerings. Customer response to our recently announced software acquisition has also been extremely positive.”
Peter McClennen, president and COO of AMICAS, said, “Our teams continue to focus on delivering innovation and customer success at a very high level. We believe that, since RSNA 2006, our innovations have become very attractive to the marketplace. With hospitals, imaging centers, and billing services all striving for growth and efficiencies in radiology delivery, AMICAS is poised to deliver game changing solutions to help them with their strategy and operations.”
Mr. McClennen continued, “We are very excited about the IMAGINEradiology software acquisition and its inclusion into our portfolio of products. We believe that this new platform, as a part of the Vision Series, will provide a truly unique offering in the industry as the ultimate end-to-end solution for imaging centers, radiology groups, and billing services.”

Dr. Kahane added, “Our target market segments continue to have an intense need for automation support. We believe that, more so than others in the market, our solutions help practices and other imaging-related businesses grow and operate more efficiently. We intend to continue to stay close to the customer and bring innovative and compelling solutions to bear on the challenges facing our market.”
Looking Forward
AMICAS continues to expect 2007 revenues to be between $51.0 million and $55.0 million, with a net loss for fiscal year 2007 between ($0.06) and ($0.01) per share. This represents a year over year revenue increase of between 3 and 11 percent.
As imaging businesses embrace automation as part of the answer to the DRA and other trends and with the collection of new product introductions already in progress, AMICAS expects 2007 bookings growth of about 30 percent. Bookings are defined as contractual commitments from customers for licenses, services, hardware, and maintenance/support.
Conference Call
AMICAS will host a conference call on Monday, April 30, at 5:00 p.m. Eastern Time to discuss the Company’s 2007 first quarter results. Investors and other interested parties may dial into the call using the toll free number 800-909-5202 (conference ID: 7AMICAS). The conference call will also be available via Webcast at www.amicas.com. Following the conclusion of the call, a replay will be available at 800-925-9354 or 402-220-5384 until May 30, 2007.
AMICAS, Vision Series, Vision Reach, RadStream, and AMICAS Insight are trademarks or registered trademarks of AMICAS, Inc.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS® Vision Series™ products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight™ Solutions, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise. HIS and RIS mean hospital information system and radiology information system, respectively.
Safe Harbor Statement
Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about our financial and operating results for the remainder of fiscal year 2007. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the Company’s quarterly sales are concluded in the last month of the fiscal quarter; the length of sales and delivery cycles; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of current and new product and service introductions and product upgrade releases; potential patent infringement claims against AMICAS and the related defense costs; the ability of AMICAS to comply with all government laws, rules and regulations; and other risks affecting AMICAS’ businesses generally and as set forth in AMICAS’ most recent filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” of our most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the period ended, March 31, 2007, contained in this press release are subject to review by the Company’s independent registered public accounting firm.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$7,088	$7,331
Marketable securities	65,000	64,436
Accounts receivable, net of allowances of $799 and $1,050, respectively	11,033	11,387
Computer hardware held for resale	65	94
Prepaid expenses and other current assets	3,689	4,635

Total current assets	86,875	87,883

Property and equipment, less accumulated depreciation and amortization of $6,320 and $6,155, respectively	1,292	1,369
Goodwill	27,313	27,313
Acquired/developed software, less accumulated amortization of $6,537 and $6,035, respectively	9,462	7,665
Other intangible assets, less accumulated amortization of $1,421 and $1,316, respectively	1,978	2,084
Other assets	554	557

Total Assets	$127,474	$126,871

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$6,770	$7,155
Accrued employee compensation and benefits	1,302	897
Deferred revenue, including unearned discounts of $332 and $336,	10,839	10,867
respectively

Total current liabilities	18,911	18,919

Other liabilities, primarily unearned discounts re: outsourced printing services	315	397

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value; 2,000,000 shares authorized; none issued	—	—
Common stock $.001 par value, 200,000,000 shares authorized, 51,075,732 and 51,066,966 issued, respectively	51	51
Additional paid-in capital	227,313	226,764
Accumulated other comprehensive income.	(6)	(4)
Accumulated deficit	(97,470)	(97,616)
Treasury stock, at cost, 6,523,392 and 6,523,392 shares	(21,640)	(21,640)

Total stockholders’ equity	108,248	107,555

Total Liabilities and Stockholders’ Equity	$127,474	$126,871

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006

Revenues
Maintenance and services	$9,208	$8,941
Software licenses and system sales	3,225	5,030

Total revenues	$12,433	$13,971

Costs and expenses
Cost of revenues:
Maintenance and services (a)	$3,992	$3,576
Software licenses and system sales, including amortization of software costs of $503, $489, respectively	1,519	2,816
Selling, general and administrative (b)	5,377	6,177
Research and development (c)	2,022	2,164
Depreciation and amortization	272	332

	13,182	15,065

Operating loss	(749)	(1,094)
Interest income	957	859

Income (loss) from continuing operations, before income taxes	208	(235)

Provision for income taxes	62	19

Gain (loss) from continuing operations	146	(254)
Loss on sale of discontinued operations, net of taxes $248	—	(248)

Net income (loss)	$146	$(502)

Earnings (loss) per share
Basic:
Continuing operations	$0.00	$(0.01)
Discontinued operations	0.00	(0.01)

	$0.00	$(0.01)

Diluted:
Continuing operations	$0.00	$(0.01)
Discontinued operations	0.00	(0.01)

	$0.00	$(0.01)

Weighted average number of shares outstanding
Basic	44,549	48,611
Diluted	45,360	48,611

(a)	includes $18,000 and $15,000 in stock-based compensation expense for the three months ended March 31, 2007 and 2006, respectively

(b)	includes $442,000 and $399,000 in stock-based compensation expense for the three months ended March 31, 2007 and 2006, respectively

(c)	includes $63,000 and $45,000 in stock-based compensation expense for the three months ended March 31, 2007 and 2006, respectively